As filed with the Securities and Exchange Commission on April 16, 2012

Registration No. 333-180005

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Amyris, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation or organization)

55-0856151

(IRS Employer Identification Number)

5885 Hollis Street, Suite 100

Emeryville, CA 94608

(510) 450-0761

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John G. Melo

President and Chief Executive Officer

5885 Hollis Street, Suite 100

Emeryville, CA 94608

(510) 450-0761

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Please send copies of all correspondence to:

Gordon K. Davidson, Esq.

Daniel J. Winnike, Esq.

Fenwick & West LLP

801 California Street

Mountain View, California 94041

(650) 988-8500

From time to time after the effectiveness of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per unit (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.0001 par value per share	4,173,622	$4.73	$19,741,232.06	$2,263.00 (3)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock. The 4,173,622 shares referenced above represent the maximum amount of shares that are issuable under the unsecured senior convertible promissory notes held by the selling stockholders; provided that additional shares of common stock may become issuable in the event of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of our common stock.

(2)

In accordance with Rule 457(c) under the Securities Act of 1933, the aggregate offering price of our common stock is estimated solely for the purpose of calculating the registration fees due for this filing. For the initial filing of this Registration Statement, this estimate was based on the average of the high and low sales price of our common stock reported by The NASDAQ Global Select Market on March 5, 2012, which was $4.73.

(3)	Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 is being filed for the purpose of amending the disclosures in Item 14 of Part II of the Registration Statement (Commission File No. 333-180005). No changes or additions are being made hereby to the Prospectus constituting Part I of the Registration Statement (not included herein) or to Items 15, 16 or 17 of Part II of the Registration Statement.

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth all expenses to be paid by the registrant, other than estimated underwriting discounts and commissions, if any, in connection with this offering. All amounts shown are estimates except for the SEC registration fee:

SEC registration fee	$2,263
Printing and engraving	—
Legal fees and expenses	$15,000
Accounting fees and expenses	$17,500
Transfer agent and registrar fees	$5,000
Miscellaneous	$5,000
Total	$44,763

ITEM 15.	INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant, indemnity to directors and officers under certain circumstances and subject to certain limitations. The terms of Section 145 of the Delaware General Corporation Law are sufficiently broad to permit indemnification under certain circumstances for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

As permitted by the Delaware General Corporation Law, the registrant’s restated certificate of incorporation contains provisions that eliminate the personal liability of its directors for monetary damages for any breach of fiduciary duties as a director, except liability for the following:

•	any breach of the director’s duty of loyalty to the registrant or its stockholders;

•	acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or

•	any transaction from which the director derived an improper personal benefit.

As permitted by the Delaware General Corporation Law, the registrant’s restated bylaws provide that:

•	the registrant is required to indemnify its directors and executive officers to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions;

•	the registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law;

•

the registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to very limited exceptions; and

•	the rights conferred in the bylaws are not exclusive.

In addition, the registrant has entered into indemnity agreements with each of its current directors and executive officers to provide them with additional contractual assurances regarding the scope of the indemnification set forth in the registrant’s restated certificate of incorporation and restated bylaws and to provide additional procedural protections. The indemnification provisions in the registrant’s restated certificate of incorporation and restated bylaws and the indemnification agreements entered into between the registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the registrant’s directors and executive officers for liabilities arising under the Securities Act of 1933, as amended.

The registrant currently carries liability insurance for its directors and officers.

Two of the registrant’s directors (Messrs. Doerr and Kaul) are also indemnified by their employers with regard to their service on the registrant’s Board of Directors.

Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

Exhibit Number	Description

3.01	Restated Certificate of Incorporation

3.02	Restated Bylaws

4.04	Registration Rights Agreement

4.05	Amended and Restated Investors’ Rights Agreement

4.06	First Amendment to Amended and Restated Investors’ Rights Agreement

ITEM 16.	EXHIBITS

Please see the Exhibit Index beginning on page II-6 of this registration statement.

ITEM 17.	UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That:

(i) For purposes of determining any liability under the Securities Act of 1933, as amended, any information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it is declared effective.

(ii) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered, and the offering of these securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, for the purpose of determining liability under the Securities Act of 1933, as amended, to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or a prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Emeryville, State of California, on April 16, 2012.

AMYRIS, INC.

/S/ JOHN G. MELO
John G. Melo
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ JOHN MELO John Melo	Director, President and Chief Executive Officer (Principal Executive Officer)	April 16, 2012

/S/ JERYL HILLEMAN Jeryl Hilleman	Chief Financial Officer (Principal Accounting and Financial Officer)	April 16, 2012

* Ralph Alexander	Director	April 16, 2012

* Philippe Boisseau	Director	April 16, 2012

* John Doerr	Director	April 16, 2012

* Samir Kaul	Director	April 16, 2012

* Arthur Levinson, Ph.D.	Director	April 16, 2012

* Patrick Pichette	Director	April 16, 2012

Signature	Title	Date

* Carole Piwnica	Director	April 16, 2012

* Fernando Reinach, Ph.D.	Director	April 16, 2012

* Neil Renninger, Ph.D.	Director	April 16, 2012

HH Sheikh Abdullah bin Khalifa Al Thani	Director

*By:	/S/ JOHN MELO
John Melo Attorney in Fact

EXHIBIT INDEX

Exhibit Number		Previously Filed				Filed Herewith
	Description	Form	File No.	Filing Date	Exhibit

1.01	Underwriting Agreement					*

3.01	Restated Certificate of Incorporation	10-Q	001-34885	November 10, 2010	3.01

3.02	Restated Bylaws	10-Q	001-34885	November 10, 2010	3.02

4.01	Specimen of Common Stock Certificate	S-1	333-166135	July 6, 2010	4.01

4.02	Securities Purchase Agreement dated February 24, 2012 among the registrant and registrant’s security holders listed therein	S-3	333-180005	March 9, 2012	4.02

4.03	Form of Unsecured Senior Convertible Promissory Note issued to each selling stockholder in the amounts set forth next to each selling stockholder’s name on Schedule I of Exhibit 4.02 hereof	S-3	333-180005	March 9, 2012	4.03

4.04	Registration Rights Agreement dated February 27, 2012 between the registrant and registrant’s security holders listed therein	S-3	333-180005	March 9, 2012	4.04

4.05	Amended and Restated Investors’ Rights Agreement dated June 21, 2010 among registrant and registrant’s security holders listed therein	S-1	333-166135	June 23, 2010	4.02

4.06	First Amendment to Amended and Restated Investors’ Rights Agreement dated February 23, 2012 among registrant and registrant’s security holders listed therein	S-3	333-180005	March 9, 2012	4.06

4.07	Side Letter dated June 21, 2010 between registrant and Total Gas & Power USA, SAS	S-1	333-166135	June 23, 2010	4.19

5.01	Opinion of Fenwick & West LLP regarding the Securities	S-3	333-180005	March 9, 2012	5.01

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01)	S-3	333-180005	March 9, 2012	23.01

23.02	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm	S-3	333-180005	March 9, 2012	23.02

24.01	Power of attorney (included on the signature page)	S-3	333-180005	March 9, 2012	24.01

*

To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities.